Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-49962, 333-170576, 333-199847, 333-207710, 333-221143, 333-228222, and 333-249974) on Form S-8 of our reports dated August 22, 2024, with respect to the consolidated financial statements of Bio-Techne Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Minneapolis, Minnesota
August 22, 2024